Exhibit 3
VOTING AGREEMENT (Optibase Ltd.)
     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2008 by and between Harmonic Inc., a Delaware corporation (“Parent”), and the undersigned shareholder and/or option holder (the “Shareholder”) of Scopus Video Networks Ltd., a company organized under the laws of the State of Israel (the “Company”).
     A. Parent, the Company and Sunrise Acquisition Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof, which provides for the merger (the “Merger”) of Merger Sub with and into the Company with the Company surviving and pursuant to which all outstanding share capital of the Company will be cancelled and converted into the right to receive the Per Share Merger Consideration set forth in the Merger Agreement, being $5.62 per share, without interest.
     B. The Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of ordinary shares, par value NIS 1.40 per share, of the Company (the “Company Ordinary Shares”) and such number of Company Ordinary Shares issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.
     C. As a condition and inducement to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree, and the Shareholder (in his, her or its capacity as such) has agreed, subject to the terms of this Agreement, to vote the Shares (as defined below) and such other shares of the Company over which the Shareholder has or will acquire voting power, so as to facilitate consummation of the Merger. In addition, the Shareholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of the Shareholder’s representations contained herein and (ii) the Shareholder’s performance of the obligations set forth herein.
     NOW, THEREFORE, intending to be legally bound hereby, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration the parties hereto hereby agree as follows:
     1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
               1.1 “Beneficially Own” or “Beneficial Ownership” or “Beneficially Owned,” with respect to any securities, means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.
               1.2 “Contract” shall mean any written or oral agreement, contract, subcontract, binding understanding, instrument, note, option, license, sublicense or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.
               1.3 “Expiration Date” shall mean the earlier to occur of (i) the lapse of five months following the date of signing of the Merger Agreement; (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms (including, without limitation, termination by the Company in connection with a Change of Recommendation in accordance with Section 8.1(h) of the Merger Agreement), or (iii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.
               1.4 “Shares” shall mean: (i) all Company Ordinary Shares (including all options, warrants and other rights to acquire Company Ordinary Shares) Beneficially Owned by the Shareholder as of the date of this

Agreement, and (ii) all additional Company Ordinary Shares (including all additional options, warrants and other rights to acquire Company Ordinary Shares) of which the Shareholder acquires Beneficial Ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.
               1.5 A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.
     2. Transfer of Shares; Other Actions.
               2.1 No Transfer of Shares. The Shareholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Shareholder shall not cause or permit any Transfer of any of the Shares to be effected, except pursuant to existing obligations under options granted to third parties or pursuant to plans adopted by the Shareholder in accordance with Rule 10b5-1 of the Exchange Act, in each case to the extent set forth on Schedule 2.1 hereto; provided, however, that nothing contained herein will be deemed to restrict the ability of the Shareholder to (i) exercise, prior to the Expiration Date, any stock options or warrants of the Company held by the Shareholder, (ii) transfer or otherwise dispose of Shares to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or a similar Israeli charitable organization, or (iii) transfer or otherwise dispose of Shares to any member of the Shareholder’s immediate family; or to a trust for the benefit of the Shareholder or any member of the Shareholders’ immediate family; provided, further, that any transfer referred to in the foregoing proviso shall be permitted only if, as a precondition to such transfer, the transferee, whether a charitable organization, individual or trust, agrees to be bound by the terms of this Agreement and, if requested by Parent, to execute a Proxy (as hereinafter defined).
               2.2 No Transfer of Voting Rights. The Shareholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Shareholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar Contract to vote or give instructions with respect to the Shares (other than this Agreement and the Proxy) in contravention of the obligations of the Shareholder (including in any manner inconsistent with Section 3 below) under this Agreement with respect to any of the Shares.
               2.3 Other Actions. The Shareholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, it, he or she shall not, directly or indirectly, take any action (other than any action of the Shareholder, in such Shareholder’s capacity as a director of the Company, in the exercise of such Shareholder’s fiduciary duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement) that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of the Shareholder to perform its obligations under this Agreement.
     3. Agreement to Vote Shares.
               3.1 Until the Expiration Date, at every meeting of the Company’s shareholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company’s shareholders with respect to any such meeting, the Shareholder shall vote (to the extent not voted by the person(s) appointed under the Proxy) the Shares:
                         (a) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement (as it may be amended from time to time in a manner not adverse to the Shareholder, including with respect to the Per Share Merger Consideration) and any matter that would reasonably be expected to facilitate the Merger; and
                         (b) to the extent any of the following actions require a vote of the Company’s shareholders under applicable law or the Company Charter Documents, against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i)

the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (ii) any Alternative Transaction Proposal, and (iii) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.
               3.2 In the event that a meeting of the holders of Company Ordinary Shares is held, the Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.
     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder shall deliver to Parent a duly executed proxy in the form attached hereto as Exhibit A with respect to the Shares (the “Proxy”), which Proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by applicable law, with respect to each and every meeting of shareholders of the Company or action or approval by written resolution or consent of shareholders of the Company with respect to the matters contemplated by Section 3 covering the total number of Shares in respect of which the Shareholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by the Shareholder, (i) the Shareholder hereby revokes any and all prior proxies (other than the Proxy) given by the Shareholder with respect to the subject matter contemplated by Section 3, and (ii) the Shareholder agrees to not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of Section 3, until immediately after the Expiration Date.
     5. Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder to attempt to) limit or restrict any Shareholder or designee of Shareholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a holders of Company Ordinary Shares and/or holder of options or warrants to purchase Company Ordinary Shares).
     6. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent that:
               6.1 Power; Binding Agreement. The Shareholder has full power, capacity and authority to execute and deliver this Agreement and the Proxy, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Shareholder of this Agreement, the performance by the Shareholder of his, her or its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by it of this Agreement or the Proxy, the performance by the Shareholder of its obligations hereunder or thereunder or the consummation by Shareholder of the transactions contemplated hereby or thereby. This Agreement and the Proxy have been duly executed and delivered by the Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitute a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
               6.2 No Conflicts. Other than filings with the SEC pursuant to Regulation 13D or Regulation 13G under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by the Shareholder of this Agreement and the Proxy, the performance by the Shareholder of his, her or its obligations hereunder and thereunder and the consummation by the Shareholder of the transactions contemplated hereby and thereby. None of the execution and delivery by the Shareholder of this Agreement or the Proxy, the performance by the Shareholder of its obligations hereunder or thereunder or the consummation by the Shareholder of the transactions contemplated hereby or thereby will (i) if the Shareholder is not an individual, conflict with or result in any breach of any organizational documents applicable to the Shareholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets may be bound, or (iii) violate any Legal Requirements applicable to the Shareholder or any of the Shareholder’s properties or assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay the Shareholder from performing his, her or its obligations under this Agreement.
               6.3 Ownership of Shares. The Shareholder (i) is the Beneficial Owner of the Company Ordinary Shares (including options and/or warrants to purchase Company Ordinary Shares and Company Ordinary Shares issuable upon the exercise of such options and/or warrants) as indicated on the signature page of this Agreement, all of which are free and clear of any Liens, and (ii) does not own, beneficially or otherwise, any Company Ordinary Shares (including options and/or warrants to purchase Company Ordinary Shares and Company Ordinary Shares issuable upon the exercise of such options and/or warrants) other than as indicated on the signature page of this Agreement. The Shares are and will be at all times up until the Expiration Date free and clear of any Liens, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on the Shareholder’s voting rights and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement. The Shareholder’s principal residence or place of business is set forth on the signature page hereto.
               6.4 Voting Power. The Shareholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.
               6.5 No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Shareholder.
     7. No Solicitation; Notification. Until the Expiration Date, the Shareholder, in his, her or its capacity as a shareholder of the Company, shall not, and shall not authorize, knowingly encourage or permit any person or entity on the Shareholder’s behalf to, directly or indirectly, take any action that would, or would reasonably be expected to, result in the violation by the Company of Section 6.3 (Alternative Transaction Proposals) of the Merger Agreement; provided that if the Shareholder is a director of the Company or has employees who are directors of the Company, nothing herein shall prevent the Shareholder (or such employees) from taking any action solely in such Shareholder’s (or employee’s) capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, the Shareholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 7 by the Shareholder or any of its Representatives shall be deemed to be a breach of this Agreement by the Shareholder. The Shareholder shall not enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to an Alternative Transaction Proposal unless and until this Agreement is terminated pursuant to its terms.
     8. Disclosure. Subject to reasonable prior notice and approval of the Shareholder (which shall not be unreasonably withheld or delayed), the Shareholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to thereto, the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.
     9. Consent and Waiver. The Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Shareholder is a party or subject or in respect of any rights the Shareholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the Company Charter Documents, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, the

Shareholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith.
     10. Further Assurances. Subject to the terms and conditions of this Agreement, Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill Shareholder’s obligations under this Agreement. Shareholder, in Shareholder’s capacity as a holder of Company Ordinary Shares, shall at all times support the Merger and other transactions contemplated by the Merger Agreement.
     11. Termination; Effectiveness. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement. The effectiveness of this Agreement is conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.
     12. Miscellaneous.
               12.1 Waiver. At any time and from time to time prior to the Expiration Date, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
               12.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
               12.3 Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of any party may be assigned to any other Person without the prior written consent of Parent.
               12.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.
               12.5 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.
               12.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

               12.7 Submission to Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.
               12.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.
               12.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
               12.10 Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.
               12.11 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Parent:	Harmonic Inc.
549 Baltic Avenue
Sunnyvale, California 95089
Attention: Chief Financial Officer
Facsimile No.: (408) 542-2516

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation 650 Page Mill Road

Palo Alto, California 94304-1050
Attention: Jeffrey D. Saper
  Robert G. Day

Facsimile No.: (650) 493-6811

If to Shareholder:	To the address for notice set forth on the signature page hereof.
Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.
               12.12 Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.
               12.13 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
               12.14 Interpretation.
                         (a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
                         (b) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.
               12.15 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.
               12.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

HARMONIC INC.:		SHAREHOLDER:

		OPTIBASE	LTD.

By:	/s/ Robin Dickson	By:	/s/ Amir Philips

Name:	Robin N. Dickson	Name:	Amir Philips

Title:	Chief Financial Officer	Title:	CFO

7 Shenkar St.

Herzliya, Israel

Print Address
09-9709222 or 03-7624717

Facsimile No.

Shares beneficially owned:

5,105,223 Company Ordinary Shares

0 Company Ordinary Shares issuable upon the exercise of outstanding options, warrants or other rights

EXHIBIT A
IRREVOCABLE PROXY
     The undersigned shareholder (“Shareholder”) of Scopus Video Networks Ltd., a company organized under the laws of the State of Israel (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Robin Dickson and Patrick Harshman of Harmonic. Inc., a Delaware Corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Company Ordinary Shares that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable to Shareholder on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date. Upon Shareholder’s execution of this Irrevocable Proxy, any and all prior proxies given by Shareholder with respect to any Shares relating to the matters set forth herein are hereby revoked and Shareholder agrees not to grant any subsequent proxies with respect to the Shares and relating to the matters set forth herein until after the Expiration Date.
     This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Shareholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Sunrise Acquisition Ltd., a company organized under the laws of the State of Israel and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Voting Agreement.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Shareholder, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of Shareholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the approval and adoption of the Merger Agreement (as it may be amended from time to time in a manner not adverse to the Shareholder, including with respect to the Per Share Merger Consideration), the approval of the Merger and the other transactions contemplated by the Merger Agreement, and any matter that would reasonably be expected to facilitate the Merger; and (ii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement) to the extent any of the following actions require a vote of the Company’s shareholders under applicable law or the Company Charter Documents: (a) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (b) any Alternative Transaction Proposal, and (c) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.
     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided herein. Shareholder may vote the Shares on all other matters including but not limited to, all matters to be presented at the next annual meeting of the Company, currently scheduled to December 30, 2008 and any of its adjournments and postponements.
     Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.
     This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December 22, 2008

SHAREHOLDER:

OPTIBASE LTD.

(Name of Entity, if an entity)

By:	/s/ Amir Philips

Name:	Amir Philips

Title:	CFO

(Signature Page to Irrevocable Proxy)

Schedule 2.1
(existing obligations under options granted to third parties or pursuant to plans adopted by the Shareholder in accordance with Rule 10b5-1)

Schedule 6.3
(Liens)